Exhibit 99.1

American Assets Trust, Inc. Reports First Quarter 2011 Financial Results

Company Release – 5/10/11

SAN DIEGO –American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its first quarter ended March 31, 2011.

Financial Results

•	Funds From Operations as adjusted of $0.28 per diluted share/unit

•	Acquisition of 364,000 square foot LEED platinum office tower in Portland, Oregon

During the first quarter 2011, following the Company’s initial public offering (“IPO”) on January 19, 2011, American Assets generated funds from operations as adjusted (“FFO as adjusted”) for common stockholders and unitholders of $12.8 million or $0.28 per diluted share/unit. FFO as adjusted includes adjustments to FFO for both nonoperational items and items directly related to the IPO.

Net loss attributable to common stockholders was $(0.7) million or $(0.02) per basic and diluted share for the quarter ended March 31, 2011. FFO for common stockholders was $9.8 million or $0.21 per diluted share/unit for the period January 19, 2011 to March 31, 2011.

FFO and FFO as adjusted are non-GAAP supplemental earnings measures which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO and FFO as adjusted to net income are attached to this press release.

Acquisitions

On March 11, 2011, the Company completed the acquisition of “First & Main,” a newly constructed, approximately 364,000 square foot, 16-story, LEED Platinum office building located in downtown Portland, Oregon at 100 SW Main Street. The purchase price was approximately $129 million, which was paid with proceeds from the Company’s IPO. The property is located along the Willamette River, less than one block from the Hawthorne Bridge entrance, and within walking distance to downtown Portland’s retail core, including Pioneer Place mall. Approximately 96% of the building’s rentable square feet are leased, and approximately 74% of the building’s rentable square feet are leased to federal government agencies. The transaction was structured to accommodate a possible tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections.

Balance Sheet and Liquidity

At March 31, 2011, the Company had gross real estate assets of $1.6 billion, and liquidity of $383.2 million comprised of cash and cash equivalents of $100.4 million, marketable securities of $32.8 million, and $250 million of availability on its line of credit. Additional liquidity is expected from both the recycling of one or more assets identified for a potential reverse tax deferred exchange in connection with the First & Main acquisition and the proceeds from placing a mortgage on First & Main. The Company has entered into negotiations for an $84.5 million five-year non-recourse interest only mortgage loan at a fixed rate of 3.965% to be secured by First & Main that it expects to close during the second quarter of 2011. The Company can offer no assurances that it will be able to obtain the mortgage loan on the terms described, or at all.

Portfolio Results

For the first quarter 2011, same-store property operating income increased approximately 2% on a GAAP basis compared to the first quarter 2010. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended March 31,
	2011	2010	Change
Retail	$14,575	$14,096	3.4%
Office	4,750	4,406	7.8
Multifamily	2,132	2,480	(14.0)
Mixed Use:	—	—	—

	$21,457	$20,982	2.3%

Same-store property operating income does not include income from First & Main, which was acquired during the quarter, or from The Landmark at One Market, Solana Beach Town Centre, Solana Beach Corporate and Waikiki Beach Walk as these properties represented noncontrolled properties that were not consolidated at March 31, 2010. The increase in same-store property operating income is due to increases in the average percentage leased for the office and retail portfolios. This was offset by decreased property operating income for the multifamily portfolio due to lower average occupancy during the first quarter of 2011 compared to average occupancy during the first quarter of 2010.

The overall portfolio (including the non-same store properties) leased status as of the end of the indicated quarter was as follows:

	March 31, 2011	December 31, 2010	March 31, 2010
Retail	94.3%	94.5%	96.0%
Office	93.4%	91.8%	91.4%
Mixed Use:
Retail	97.8%	97.4%	97.4%
Hotel	87.6%	87.2%	85.1%
Multifamily	92.1%	87.4%	92.7%

During the first quarter of 2011, the Company signed 26 leases for approximately 75,000 square feet of retail and office space, and 223 multifamily apartment leases. Renewals accounted for 91% of the comparable retail leases, 80% of the comparable office leases and 43% of the residential leases.

Retail

On a comparable space basis (i.e. leases for which there was a former tenant), the Company leased 29,165 square feet of retail space at an average cash-basis contractual rent decrease of 3%. The average contractual rent on this comparable space for the first year of the new leases is $26.14 per square foot, compared to an average contractual rent of $27.04 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 9% for the first quarter 2011.

Office

On a comparable space basis, the Company leased 31,298 square feet of office space at an average cash-basis contractual rent decrease of 12%. The average contractual rent on this comparable space for the first year of the new leases is $32.88 per square foot, compared to an average contractual rent of $37.54 per square foot for the last year of the prior leases. On a GAAP basis, average rent per square foot for the comparable office space decreased 2% for the first quarter 2011.

Multifamily

At March 31, 2011, the average monthly base rent per leased unit was $1,318 compared to an average monthly base rent per leased unit of $1,366 at December 31, 2010.

Dividends

During the first quarter of 2011, the Company declared dividends on its shares of common stock of $0.17 per share for the period from and including January 19, 2011 to March 31, 2011. The dividends were declared on March 4, 2011 to holders of record on March 15, 2011, and were paid on March 31, 2011.

Conference Call

The Company will hold a conference call to discuss the results for the first quarter 2011 on Wednesday, May 11, 2011 at 10:00 a.m. Pacific Daylight Time (“PDT”). To participate in the event by telephone, please dial 1-888-680-0879 and use the pass code 23907171. A telephonic replay of the conference call will be available beginning at 1:00 p.m. PDT on Wednesday, May 11, 2011 through Wednesday, May 25, 2011. To access the replay, dial 1-888-286-8010 and use the pass code 48213639. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2011 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,631,703	$1,156,091
Construction in progress	1,472	925
Held for development	8,678	8,081

	1,641,853	1,165,097
Accumulated depreciation	(230,377)	(221,997)

Net real estate	1,411,476	943,100
Cash and cash equivalents	100,396	41,953
Restricted cash	6,271	4,729
Marketable securities	32,838	—
Accounts receivable, net	4,913	1,573
Deferred rent receivables, net	20,631	20,051
Notes receivable from affiliate	—	21,769
Investment in real estate joint ventures	—	39,816
Prepaid expenses and other assets	75,957	44,366

Total assets	$1,652,482	$1,117,357

Liabilities and equity
Liabilities:
Secured notes payable	$860,127	$851,547
Unsecured notes payable	—	38,013
Notes payable to affiliates	—	5,266
Accounts payable and accrued expenses	20,444	11,644
Security deposits payable	4,187	2,648
Other liabilities and deferred credits	59,509	39,058
Distributions in excess of earnings on real estate joint ventures	—	14,060

Total liabilities	944,267	962,236

Commitments and contingencies

Equity:
Owners’ equity	—	121,874
American Assets Trust, Inc. stockholders’ equity
Common stock $0.01 par value, 490,000,000 authorized, 39,283,790 outstanding at March 31, 2011	393	—
Additional paid-in capital	644,864	—
Accumulated deficit	(612)	—

Total American Assets Trust, Inc. stockholders’ equity	644,645	—

Noncontrolling interests
Owners in consolidated real estate entities	—	33,247
Unitholders in the Operating Partnership	63,570	—

	63,570	33,247

Total equity	708,215	155,121

Total liabilities and equity	$1,652,482	$1,117,357

American Assets Trust, Inc.

Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2011	2010
Revenue:
Rental income	$46,119	$28,095
Other property income	1,653	837

Total revenue	47,772	28,932

Expenses:
Rental expenses	11,832	4,994
Real estate taxes	4,049	2,956
General and administrative	3,610	1,587
Depreciation and amortization	12,490	7,230

Total operating expenses	31,981	16,767
Operating income	15,791	12,165
Interest expense	(13,079)	(10,654)
Early extinguishment of debt	(25,867)	—
Loan transfer and consent fees	(9,019)	—
Gain on acquisition	46,371	—
Other income (expense), net	(601)	(987)

Net income	13,596	524
Net income attributable to restricted shares	(86)	—
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	2,458	430
Net income attributable to Predecessor’s controlled owners’ equity	(16,995)	(954)
Net loss attributable to unitholders in the Operating Partnership	329	—

Net loss attributable to American Assets Trust, Inc. stockholders	$(698)	$—

Net loss attributable to common shareholders per share - basic and diluted	$(0.02)

Weighted average shares of common stock outstanding basic and diluted	30,924,067

Reconciliation of Net Income to Funds From Operations and Funds From Operations As Adjusted

The Company’s FFO attributable to common stockholders and operating partnership unitholders, FFO as adjusted available to common stockholders and operating partnership unitholders and a reconciliation of both to net income is as follows (in thousands except shares and per share data):

Three Months Ended
March 31, 2011
Funds from Operations (FFO)
Net income	$13,596
Depreciation and amortization of real estate assets	12,490
Depreciation and amortization on unconsolidated real estate joint ventures (pro rata)	688

FFO	26,774

Less: FFO attributable to Predecessor’s controlled and noncontrolled owners’ equity	(16,973)
Less: Nonforfeitable dividends on incentive stock awards	(50)

FFO attributable to common stock and units	$9,751

FFO per diluted share/unit	$0.21

Weighted average number of common shares and units, diluted	45,734,618

FFO As Adjusted
FFO	$26,774
Early extinguishment of debt	25,867
Loan transfer and consent fees	9,019
Gain on acquisition of controlling interests	(46,371)

FFO as adjusted	15,289

Less: FFO as adjusted attributable to Predecessor’s controlled and noncontrolled owners’ equity	(2,462)
Less: Nonforfeitable dividends on incentive stock awards	(50)

FFO as adjusted attributable to common stock and units	$12,777

FFO as adjusted per diluted share/unit	$0.28

Weighted average number of common shares and units, diluted	45,734,618

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We also present FFO as adjusted, which represents FFO adjusted for certain identified items.

FFO and FFO as adjusted are supplemental non-GAAP financial measures. Management uses FFO and FFO as adjusted as supplemental performance measures because it believes that FFO and FFO as adjusted are beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO as adjusted reflects certain additional adjustments for items that management believes do not reflect the operational performance of our properties. Accordingly, FFO and FFO as adjusted should be considered only as supplements to net income as measures of our performance. FFO and FFO as adjusted should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 1.8 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company intends to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on March 30, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607